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                                                              EXHIBIT (4)(b)(iv)

Filed as Exhibit (5)(d) with the Initial Filing of this
Registration Statement on Form S-6 on April 6, 1984.
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                        (LOGO OF METROPOLITAN INSURANCE)


                      METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
                 One Madison Avenue - New York, New York 10010



                               CERTIFICATE RIDER



This certificate rider is to be attached to and made part of the certificate of each Participant under Group Annuity Contract No.____ who is also a participant in the Texas Optional Retirement Program ("Program").

Notwithstanding any provision of the certificate to the contrary, the following restrictions apply to you, pursuant to Texas law:

(a) a withdrawal to buy an annuity or make payment to you, your estate, or your beneficiary may be made only if you die, retire, or terminate employment in all Texas institutions of higher education, as defined under Texas law.

(b) no such withdrawal may be made unless we first receive (i) a written statement from the appropriate institution verifying your vesting status and termination of employment, and, except in case of your death, (ii) a written statement from you that you are not transferring employment to another Texas institution of higher education.

(c) if you die, retire, or terminate employment in all Texas institutions of higher education before you are vested in the Program (this currently requires one year of participation in the Program), any amounts provided by the State's matching contribution will be refunded to the appropriate institution and not included in any payment we make.

(d) a withdrawal to make payment to an entity providing another funding vehicle may be made only to the extent permitted under the Program.

We reserve the right to change these restrictions, or to add restrictions, without your consent, to the extent necessary to maintain compliance with the laws and regulations applicable to the Program.


Form G.20342                                                           SPECIMEN